EXHIBIT 23.2




               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of The Marcus Corporation for the registration of 2,150,000 shares of its common stock and to the incorporation by reference therein of our report dated July 14, 2000, with respect to the consolidated financial statements of The Marcus Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended May 25, 2000, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 14, 2001